AMENDMENT NO. 1 TO THE

SUPERIOR ENERGY SERVICES, INC.

2002 STOCK INCENTIVE PLAN

WHEREAS, the Board of Directors of Superior Energy Services, Inc. (the "Company") desires to amend the Superior Energy Services, Inc. 2002 Stock Incentive Plan (the "Plan") to comply with the New York Stock Exchange requirements applicable to shareholder approval of equity compensation plans;

NOW, THEREFORE, the Plan is hereby amended as follows:

I.

Section 5.2 of the Plan entitled "Share Counting" is hereby amended effective December 7, 2004 to read as follows:

5.2     Share Counting.   To the extent any shares of Common Stock covered by a stock option are not delivered to a participant or permitted transferee because the Option is forfeited or canceled, or shares of Common Stock are not delivered because an Incentive is paid or settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under this Plan. In the event that shares of Common Stock are issued as an Incentive and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired Shares may again be issued under the Plan.

Adopted by the Board of Directors dated as of December 7, 2004.

/s/ Terence E. Hall
Terence E. Hall
Chairman of the Board